Exhibit 99.1

KPMG LLP Suite 2600 400 West Market Street Louisville. KY 40202

March 2, 2018

Stock Yards Bancorp, Inc.

Louisville, Kentucky

Ladies and Gentlemen:

Pursuant to Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934, we inform you that we have been furnished a copy of Form 12b-25, to be filed by Stock Yards Bancorp, Inc. on or about March 2, 2018, which contains notification of the registrant’s inability to file its Form 10-K by March 1, 2018. We have read the Company’s statements contained in Part III therein and we agree with the stated reason as to why we have been unable to complete our audit and report on the Company’s consolidated financial statements for the year ended December 31, 2017, to be included in its Form 10-K.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with

KPMG International Cooperative (“KPMG International”), a Swiss entity.